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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Registration Statement Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57509, 333-57515, 333-57517,
333-57519, 333-83511, 333-88141, 333-31370, 333-34764, 333-49280, 333-57868,
333-57866 and 333-57870 of Honeywell International Inc. on Form S-8 and Registration Statement Nos. 33-14071, 33-55425, 333-22355, 333-49455, 333-68847,
333-74075, 333-34760 and 333-45466 of Honeywell International Inc. on Form S-3 and Registration Statement Nos. 333-82049 of Honeywell International Inc. and in General Electric Company's Registration Statement on Form S-4, dated
December 4, 2000, of our report dated February 10, 1999, appearing in this Annual Report on Form 10-K of Honeywell International Inc. for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 30, 2001